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THE FOLLOWING IS A TRANSCRIPT OF A CONFERENCE CALL BETWEEN MICHAEL J. HANSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NORTHWESTERN CORPORATION, CERTAIN REPRESENTATIVES OF BABCOCK & BROWN INFRASTRUCTURE LIMITED AND EMPLOYEES OF NORTHWESTERN CORPORATION ON APRIL 26, 2006 AND POSTED ON NORTHWESTERN CORPORATION’S INTERNAL INTRANET ON APRIL 28, 2006.

Special Note Regarding Forward-Looking Statements

This transcript contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•                  our ability to maintain normal terms with vendors and service providers;

•                  our ability to fund and execute our business plan;

•                  our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the Securities and Exchange Commission;

•                  unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•                  unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•                  adverse changes in general economic and competitive conditions in our service territories; and

•                  potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

In addition, we may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange

Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Important Legal Information

In connection with the proposed transaction, Northwestern Corporation will file a proxy statement with the Securities and Exchange Commission. Before making any voting or investment decision, investors and security holders of Northwestern Corporation are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the Securities and Exchange Commission, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of Northwestern Corporation in connection with the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Northwestern Corporation at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Northwestern Corporation by directing such request to Northwestern Corporation, 125 South Dakota Avenue, Sioux Falls, SD 57104, Attention: Dan Rausch, Director of Investor Relations, telephone: (605) 978-2902.

Northwestern Corporation, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from Northwestern Corporation stockholders in connection with the proposed transaction. Information about the interests of Northwestern Corporation’s participants in the solicitation is set forth in Northwestern Corporation’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.

Mike Hanson: Good morning folks, good morning to all of you on the phone lines. I appreciate your time today. Obviously, we are here to talk about the announcement that we made yesterday of the pending sale of the company to Babcock and Brown Infrastructure.

Before I just jump into some thoughts and comments. Let me introduce the folks who are here from BBI. First, Barry Upson – Barry is an independent director of BBI’s parent corporation. So he is visiting us from Down Under. We have Mike Garland, who is a Board member of BBI’s U.S. holdings. Also, Bill Cordiano, is a board member from BBI from BBI’s U.S. holdings. Jeff Kendrew is the Chief Operating Officer of BBI.

The question on everyone’s mind, I suppose, is how did we end up with this and how on earth are we going to run this utility from Sydney, Australia. The short answer is – we’re not. And I’ll let the folks from BBI explain, but this is a group who invests in utility assets around the world. They bring a lot to us, and they will become a new owner.

When they do, we will not be publicly traded as we are today, but we won’t have the worries and dealings, frankly, with publicly traded companies. We will become a privately held corporation, much like MidAmerican Energy, if you want to look at that.

Let me talk a little bit about the process the Board went through, address some of the issues as people are thinking about it. I was here not too long ago describing why we entered into a process of evaluating strategic alternatives in the first place that the Board asked for back in December. The long and the short of it is we said then you have a very good company, its regained financial strength, we have a lot of opportunity going forward, had some owners that didn’t wish to own it anymore, which is certainly their right. But as we look at it, you also had the need to provide all the capital to invest in improving the system, maintaining the system, maybe growing.

We’re looking at transmission investments, possibly generation, things of that kind. So the essence of it is, the Board is saying, “Look, what can this company do to better our future, to prepare for the future.”

We looked at all alternatives. We looked at standing alone as we were and what that would mean to our operations. We looked at other combinations. We got expressions of interest from a lot of different people. There were 23 parties involved in our competitive process that we contacted. A large number of them, not all of them, submitted expressions of interest.

The Board looked at a lot of things, obviously, the value that they are proposing to buy the company for and then the likelihood of achieving a closing. But we looked at what implications does this have to the company’s service. Is this the kind of entity after the transaction is going to be able to provide the necessary funding for maintenance, for capital expenditures, that sort of stuff.

What would it mean to our employees who provide the service?  You’ve heard me saying this many times and I’ll say it again. It’s not those of us sitting in the corporate offices who provide this service, it’s all of you folks and all of our hard working people all over the system. As a regulated utility, that is very important. Is this group looking to support people in doing what they are doing or coming in and reorganizing in some way that might be harmful to continuity of service.

What kind of commitment and focus on the local communities?  We are asked to and we intend to strengthen our presence in the State of Montana. How will we be able to do that.

These are all factors that we looked at.

After adding it all up, these folks from Babcock and Brown emerged as a clear winner for a variety of reasons. Start with the value. This is an all-cash offer, not some combination of cash and stock. They certainly have the financial capability to provide that. It’s the best realizable value for our shareholders – highest value.

But there approach, and I am going to let them speak for themselves in a minute, is one of supporting us and continuing our mission and strategy of strengthening our presence in the local communities, providing great service and investing in new generation and transmission, so that we stabilize supply and overall rates and service quality to our customers.

If I had to coin one word that we are looking for, besides maximizing shareholder value, which is our obligation as fiduciaries, it is to bring some stability to this company. And that’s what we found with BBI.

They have a utility in New Zealand. It sounds like a long way away, but when they describe it, you’ll see that it is very similar to us. They’ve got a lot of other energy assets. They are the third largest owner of wind generation in the country, fourth largest in the world, I believe. Maybe we’ll invest in some wind along with fossil generation and other things. I don’t know if we will, but the point is, we have access now to the expertise. These are people who have done this many, many times.

Their commitments to employees, they obviously support us. There is a clause in the contract. They are going to maintain the employee benefits and pay levels for at least a couple of years, just to show no drastic changes planned. Employment levels, we are not writing into a contract a specific employment agreement for each of us as individuals, but we will maintain the employment levels that we have, not necessarily in each location.

Let me explain that because this is something that comes up. We have to leave the flexibility, as I said. We may need to increase our presence in Montana. We get a lot of requests for that. We are going to be dealing with the local officials, regulators and the like. We want to peal that down to what is your real concern. I think the concern is whether or not the local people have the decision making authority they need to meet the local needs or do you have to get some kind of approval and blessing from the home office, which now will have to be relayed to California on its way to Australia.

Every business has an approval process for capital budgets and the like. We will have that, but the key is to make sure that all of our people in each community have the resources they need, and the support they need, and the flexibility they need to do what’s right for customers in that location. That’s what we are going to work on.

After going through all of that, we figured out that the Board, without question, the best thing we could do was to take on a new investor, a new owner, and we are pleased to introduce to you these folks. Maybe we’ll hear from them. Barry do you have any comments that you would like to share.

Barry Upson:  Thanks, Mike. BBI is extremely pleased to come and meet Northwestern. It is a company, as Mike has already said, very similar to a company that we own in New Zealand. I would just point out that Jeff Kendrew and I are not Australians. We are both Kiwis. So you may think that you’ve been run out of Sydney, but we are both New Zealanders, except he now lives in Sydney. We won’t hold that back on him.

Babcock and Brown is a listed company on the Australian stock exchange, so whilst NorthWestern won’t be listed on the NASDAQ anymore at some time in the future, BBI is in fact a list company on the Australian stock exchange. I know we have a lot of PowerCo employees who are shareholders of BBI, and it may be something in the future that folk here will also consider. You’re still part of a listed group.

The other point is that Babcock and Brown’s approach to utility infrastructure is that we are a long-term, permanent owner of utilities. It’s our business. The ownership that we have already in the energy side – I’ve mentioned PowerCo. I think it is worth perhaps touching on PowerCo a little bit. It is a rural network. It operates out of rural New Zealand. We’ve been trying to do some comparisons between NorthWestern and PowerCo, things like customer density, customers per kilometer. There is not a lot of difference.

We don’t have any very large metropolitan cities. I think our largest is about just over 100,000. We’ve got a couple of those. We’ve got quite a few around about the 60,000 mark. So it is very similar.

We are in companies elsewhere, of course, around the globe. In the energy sector, also in the United States, we recently acquired the Cross Sound Cable, which goes from New York to Connecticut. That was our first acquisition as BBI.

As Mike has already mentioned, Babcock and Brown – the family of Babcock and Brown – has a very strong interest in wind farms already in the United States. And, therefore, in fact, it has a long history here. It has been around for just about 30 years. It actually started off in the United States, and moved its headquarters to Sydney about three years ago, mainly for capital raising. So it had a greater recognition in Sydney than it would have done here in the United States.

The executives in Babcock and Brown have also got a very long history in the energy sector. I thinks it’s around about 25 years average experience, and so people like, Jeff Kendrew who is here today, Steve Bolton, who is the Chief Executive of Babcock and Brown on a global basis. I know Steve hopes to make a visit here as soon as he can. It may even be as early as next week, but he is planning on trying to get here as soon as possible.

The philosophy that Babcock and Brown follows in its operations around the world, is that they must remain locally managed. They must remain locally run. You cannot run companies out of one central headquarters. Therefore, the structure that we are looking at, in the case of NorthWestern, is very much the structure that you’ve got today. We don’t see changes required right from the management team right through the whole operation. It is important that our presence is still there.

We know the nature of this type of business. The interface that you already have with your customers must continue because that’s our lifeblood, and that’s the way Babcock and Brown operates other companies around the world. We are very reliant on the local management, and, of course, from a BBI point of view, we have hundreds more eyes and ears looking out for future opportunities, and I’m certain there is a lot of future opportunities that we have already been hearing about in Montana. So we will be looking forward to seeing those opportunities, and hopefully, they will come to real developments for Montana.

I’d also, just on that note, want to confirm that there is no plans for redundancies or restructuring in that sense, and it’s not the BBI style to do that. The companies that we’ve looked at in the past and acquired have all been of a similar nature. They’ve had very strong management teams. It’s one of the things we look for in acquisitions. It’s very important for us to make certain that it has got a strong team and the capability of moving forward. And all that happens, in essence, is a change in the shareholding.

I think, you know, we are very, very happy that we’ve reached this agreement with the Board of NorthWestern. We know we’ve got a few hurdles still to go through in the regulatory side of things. We’ll be having some early meetings from now on, hopefully, introducing BBI, who we are, so that they understand exactly the way we approach things. We are fairly confident that we’ll meet the requirements of the regulators here.

Thanks, Mike.

Mike Hanson: Thank you, Barry.

Barry touched on where do we go from here. Obviously, this transaction requires a lot of approvals. It is going to require shareholder approval. It is going to require approval of all of our regulatory agencies.

The first thing that happens, I suppose, is much like the reaction that most of you had was one of surprise. You’re not sure who the folks are and what does this mean. Right? That’s the obvious question that we are answering in the next couple of days.

I hope you understand now what does it mean, you know, what changes. What it means is that you really have the same company, the same people, the same service, the same strategy, and down the path that we were on of regaining credibility and trust with our customers, our regulators, but now backed by a new owner and a new partner that can help us complete that mission. That’s what we have.

We live in a global economy. There is a lot of this going on in this industry that we are in. It is very capital intensive, but we have an opportunity now to partner with someone who has a great deal of expertise in building transmission, owning transmission, generation, and the like, as a complement to our T&D business we have here.

With that, let’s open it up for questions. What questions do folks have that we didn’t answer for you. Please not everyone at the same time. Claudia, is the phone line opened up for questions as well. You only get one chance to ask the first question

Question: How long do we think the transaction will take to complete?

Mike Hanson’s Answer: I would say somewhere between 9 and 18 months is our best projection. We would like to believe that it ought to be able to get closed certainly within a year, 18 months on the outside. We hope it doesn’t take that long.

Question: Are we going to retain the NorthWestern Energy name or are we going to change it to something else?

Mike Hanson’s Answer: Our understanding is that we will keep NorthWestern Energy. You may see us put down something, a Babcock and Brown company, something like that. But we intend to keep the name and the logo and that sort of thing.

Question: Do we see the corporate offices staying in Sioux Falls?

Mike Hanson’s Answer: Let me answer it this way. We don’t have any plans developed to change that or to move things around. I would tell you what I was alluding to earlier is as we go forward, we need to make sure that we’ve got the right management structure and model in place in both Montana, South Dakota, and Nebraska. I think what you’ll see is the importance of that is making sure that from an operating perspective, you’ve got all the right leadership in both locations. And the corporate office, the function that we serve, is really a support function with financial reporting and things like that. I think that would stay, but the decision making needs to be imbedded out in the operations where they are closer to the needs of customers.

Question: How many bargaining agreements they have?

Mike Hanson’s Answer: The bargaining agreements that NorthWestern Energy has will all remain in place and continue. I’m not sure I quite understand the question. Is your question whether or not BBI has bargaining agreements elsewhere in their operations? (Person indicates this is correct). We’ll let them comment.

Barry Upson’s Answer: PowerCo has two agreements in place in New Zealand – Cross Zone? No, it’s a smaller operation, but certainly at PowerCo in New Zealand.

Question: What type of corporate governance and reporting do we envision? Barry and Mike, I’ll start and you just add comments as you want. They have a set of what are called protocols developed for PowerCo. We’ll have to submit as we do today an annual budget, get approval of the budget, explain the needs, and so on, just as we do with our Board today. We’ll provide regular reports on how we’re coming, and then if there is something unbudgeted that we need to undertake, we’ll have to make that. So all of that interface is exactly as it is today. Instead of doing that to our current Board of Directors, we would do that to BBI. And then provide similar operating and financial reports as we do.

The one difference is that we’ll have to simply feed in the information that is needed, and we, ourselves would not be subjected to the same rather rigorous issues around public reporting and reg fd and the like that we have today, but the model would be the same – just do a different group, not our Board. Does that answer your question?

Question: Would the current Board be dissolved?

Mike Hanson’s Answer: It would be on closing, yes.

Question: Do they own other utilities in America?

Mike Hanson’s Answer: As they explained, they own transmission assets, generating assets. We are the first T&D business that they’ve acquired here in the U.S.

Question: Since we would no longer be publicly traded, what impact on our financial reporting meaning SEC requirements and the like?

Mike Hanson’s Answer: Any corporation, BBI included, needs to have accurate reporting, and they have audit requirements that we are going to have to meet all of those same standards. We would not be directly subject to certain Sarbanes-Oxley requirements and the like. If we go back to good corporate governance of any organization must have reliable and accurate reporting, and that we will continue to do.

Barry Upson’s Answer: I also happen to be the chairman of the BBI Audit/Risk Management Committee. So this topic is a topic that crops up all the time, obviously. Unfortunately, Sarbanes-Oxley is creeping in Down Under. It’s an issue that we are having to address. But one of the things which you should be aware of is that we do have, and have adopted, international accounting standards. Whilst there are still some local variation, what it does mean is that the accounting standards that we use in the UK, in Australia and New Zealand, and consequently, in the U.S., are all very similar. There are some local variations, and the other aspect about NorthWestern, which I don’t think our CFO has made a call on yet, but NorthWestern, you have a balance date of 31 December; BBI has a balance date of 30 June. I can’t see any particular reason why you need to change your balance date. We sort of take one half of one year, and one half of the next year and add them together. Jonathan Seller, who is the CFO, I think is also hoping to make a visit here very soon as well, maybe as early as next week.

Question: Whether or not becoming a privately held instead of publicly change any of the restrictions or influence that the Public Service Commission has?

Mike Hanson’s Answer: The short answer to that is “no.” The regulatory jurisdiction to oversee terms and conditions of service and rates based on the cost of service here in the State of Montana or in South Dakota or Nebraska, that’s all the same regardless of ownership. What you have here is instead of a publicly traded stock, equity of a single private equity holder, but the regulations do not change.

Question: How does it affect the stock we were issued?

Mike Hanson’s Answer: It means that upon closing, you will receive $37 in cash for each share that you hold.

Question: What I was hearing was that you were planning on increasing your presence in Montana. I was wondering about South Dakota and Nebraska.

Mike Hanson’s Answer: The comment – I’m not talking about moving things and people from one location to the other – rob Peter to pay Paul if you want to look at it that way. Simply, leaving open the possibility. While there are no changes planned today, but as time goes on, we want to make sure that we have the right leadership in place in the right locations with a clear focus on meeting local needs. That’s all I’m talking about, and we’re not going to deplete South Dakota and Nebraska of anybody in order to accomplish this mission.

Question: That really wasn’t what I was alluding to. What I was getting at, it sounded like the plans were to increase BBI’s presence, maybe transmission lines, new transmission lines, new generation, that sort of thing in Montana. But I really didn’t hear anything like that for Nebraska or South Dakota, so I was wondering a little bit about that. Are you planning on doing any infrastructure changes as far as T&D in South Dakota?

Mike Hanson’s Answer: It’s a fair question and I’m glad you asked it because we may be confusing different markets. When I talk about increasing our presence in Montana, I am responding specifically and directly the feedback that we have received in the state, including if you look at the Public Service Commission’s criteria for what kind of view they would take of a transaction to make sure there is a strong Montana presence and Montana focus. When we talk about development, it happens to be in Montana. Today, we don’t own generation. We do in South Dakota. We are also looking at some electric transmission expansion. That would be true in any of the states, either state. If we see an opportunity that makes economic sense for either transmission line or generation, we’ll take a look at that as well. I’d point out that in South Dakota, there is a strong interest in renewable resource, specifically wind generation and a lot of interest in developing that. We may be able to participate.

The other thing that’s a big opportunity right now that we are to continue to pursue is service to corn ethanol plants. A lot of them proposed in Nebraska and South Dakota. We’re going to continue to provide gas service to those, and in some cases in South Dakota, we may even provide electric. In the Babcock and Brown family, they have some holdings and interest in ethanol production itself. Whether or not it would make sense to become a part owner or participant in some way in the actual plant remains to be seen. But it is our intent to continue to serve the energy requirements of those facilities.

Question: What difference it would make to the retirees or the pension plan that is in place for present employees?

Mike Hanson’s Answer: The pension obligation is there. The funding is provided for the benefit of those who receive it, and that will continue. Those funds are, as you are probably aware, externally funded in the first place, so there is no impact at all.

Question: You’ve given us assurances about our positions here, but in the future, will there be opportunities for us Down Under?

Barry Upson’s Answer: I’m not certain here whether Mr. Kendrew was standing up to see an opportunity to do a swap with you two.

Mike Hanson’s Answer: There very well could be. You need to learn to eat something called Vegemite. I’ll let you look that up for yourself.

Barry Upson’s Answer: Already, since the acquisition in the UK of a company called IEG, which is a gas distribution company, we have had PowerCo executives and other people from PowerCo in the UK looking at the opportunities that company may present, particularly in the electricity distribution game, which they are not in. So, as the family gets bigger, more and more of those opportunities crop up all of the time because there is a lot of expertise in this company that I’m certain will be very useful for the companies Down Under and who knows also in the Northern Hemisphere and vice versa.

I was making a comment to Mike on the plane coming here today that it is interesting comparing the various regulatory regimes that we operate under. In Australia, we have one of the world’s largest coal terminals at Dalrymple Bay, and it operates under a very strict regulatory regime from the Queensland Competition Authority, the QCA, very different to electricity as you can see. But our people in PowerCo met with the people at Dalrymple Bay, and vice versa, and were able to get a few notes and a few pointers as to how they were dealing with the various regulators and what they can offer. I’m certain, here, we will find a very similar situation.

Question: After the acquisition of NorthWestern, what will be the total capital holdings of BBI?

Mike Hanson’s Answer: $7 billion U.S.

Question: What is the debt equity ratio of that $7 billion of assets?

Barry Upson’s Answer: About 60 to 65 percent is the debt equities.

Mike Hanson’s Answer: I might add a comment to the question about the debt to equity ratio– roughly 60 to 65 percent in aggregate. Bare in mind that at the operating company level we may have different capital structure for operating this than the aggregate total that you’re looking at.

Question: When you say $7 billion, is that $7 billion in U.S. assets or is the company and its holdings larger than that?

Barry Upson’s Answer: Babcock and Brown is, in fact, $10 billion Australian dollars which is about $7 billion U.S., and the current market capitalization is about 2.5 Australian dollars. But we’ve had an equity raising just about every year, so that number keeps on creeping up.

Mike Garland’s Answer: Globally, it may be interesting. Babcock and Brown family has about $22 billion of assets in companies that we currently own and manage. The other thing I would say is that Moody’s has already come out and reaffirmed that BBI’s credit rating would be not downgraded, stable with the acquisition of NorthWestern. We structure our financing fairly conservatively, and so the goal is always to have good strong financial ratings both at the local operating level and at BBI.

Mike Hanson’s Answer: I am going to add one more comment, that in our materials, as part of this, the acquisition, they are assuming our debt but we are not adding debt at the operating company, NorthWestern.

Question: How many employees under the BBI umbrella in total?

Mike Garland’s Answer: I wish I could tell you. I honestly don’t know the answer to that question. It’s several thousand. We don’t always count all the operating employees, and that’s a problem. We have to start having a better answer, so I apologize for that. We’ll get it back to you.

Barry Upson’s Answer: In terms of BBI, because I think you’re referring to B&B. The B&B family, it’s hard to put a number on, but BBI is something in the order of 2,000.

Question: Are we planning to integrate software systems and the like?

Mike Hanson’s Answer: Currently, we don’t have plans to integrate software and tools and the like. Again, one of the advantages you have when you become part of a bigger organization is to be able to see where there are such opportunities and share them. That’s not something we’ve identified to date. The question about how it’s currently done.

Barry Upson’s Answer: None of he other companies have been integrated in that manner. It’s too difficult. Most of them have their own systems for their own requirements. A lot of the systems, of course, especially designed or tailored for that particular operation. So the only, if you want to use the word “integration,” occurs merely at the reporting level coming back through the BBI Board. I think Mike mentioned that we have a series of protocols, so you may find that some of the templates (??) that you use to report under may have to be changed just to comply with ease of consolidation back in Australia.

Question: What experience does BBI have with natural gas?

Barry Upson’s Answer: PowerCo in New Zealand is also like NorthWestern here, a gas distributor. It has 106,00 customers in New Zealand, as well as that I mentioned briefly before a company in the UK called IEG, which is called the International Energy Group. It was a public listed company in the UK, which we acquired the year before last. It has gas customers in Portugal, the southern part of England, and the Channel Islands. We have 300,000 gas customers there. There is a mixture of fuel, of course some of it is LPG, some of it natural gas, depending on which part of that network you’re in.

Question: Is there going to be another stock offering, and would BBI have any presence in Montana or in South Dakota directly staffed?

Mike Hanson’s Answer: The stock grants that were contemplated and announced last year will continue through the closing. As far as BBI’s presence, I’ll let them address it, but basically, it’s this company and this management will be reporting to them. I’m sure they will be here from time to time to not only get up to date, but as we identify someplace where we’d like to recruit help, whether its on a generation project or the like, we’ll contact them. But I don’t believe that there is any intent to have any permanent staffing of BBI personnel as such.

Barry Upson’s Answer: That’s correct. I can confirm that. In fact, NorthWestern will be the BBI presence. That’s where the presence will be, so it will be a far bigger presence than what BBI in Australia can present.

Mike Hanson’s Answer: On the trip down here, I said I’d be pleased to come in January of each year and give a full explanation.

Question: What milestones need to be met in order to close?

Mike Hanson’s Answer: This does require a vote of our shareholders to approve the transaction. That will be one of the earlier ones. We have regulatory approvals necessary by FERC, each state Public Service or Public Utilities Commission. There is a Hart-Scott Rodino filing with the Department of Justice. And we actually have a FCC approval to transfer licenses with some of our communication frequencies, so there are a lot of details like that. Once those are met then it gets down to closing the financing aspect and the transaction itself, Much like purchasing a home, they’ve gone through the process of inspecting the house and satisfying themselves of its condition and what the value is. We’ve reached a purchase agreement, and now they’ll show up at closing with the financing secured, the approvals by all of your mortgage companies. You exchange checks and sign the transfer documents. That’s what happens.

Question: Do you see any stumbling blocks in that process?

Mike Hanson’s Answer: I would tell you that I don’t see any stumbling blocks, but clearly we’re going to have to get out and we intend to spend a lot of time communicating with people to get them to understand the proposal and the transaction and its implications to customers and things. I think once they do that, they’ll see this as a very positive thing, but the initial – people just don’t know about BBI, who they are, what this means, so that’s the process we are undergoing today. I don’t believe there should be any stumbling blocks once they understand the transaction.

Question: Are you planning any community meetings with the cities and the people around the state?

Mike Hanson’s Answer: Yes, in fact, over the next day or so, we’ve got people going out to make contact with local public officials and others of importance in the communities, and we will follow that with sort of an education process if you will and continuing dialogue.

Question: Will the international aspect add another layer of approvals or extend the date?

Mike Hanson’s Answer: I don’t believe it adds any layers of approvals or additional approvals as such, but when you get into the regulatory thing, we have to explain how we meet the expectations of each of the regulatory bodies. We’ve been through that assessment, by the way, as part of our process lead that (??). We believe it lines up very well. There is no added complexity for that reason.

Question: Pointing to the example of Scottish Power coming in some years ago and purchasing PacifiCorp and now selling it, will regulators look upon what happened here and will that be a detriment?

Mike Hanson’s Answer: I think various comparisons may be made in the form of asking questions, wanting to understand. Another example that I pointed to earlier, you may look at Berkshire-Hathaway purchasing MidAmerican, and now purchasing PacifiCorp is probably more similar. Without going too far on to speculation, I’d just say that my understanding of talking to the North American CEO of Scottish Power, they had anticipated a restructuring of the industry in a deregulation trend that might bring them some other opportunities that they were interested in. That really hasn’t panned out. That’s one factor on their mind whereas BBI’s approach is essentially a permanent investment in a regulated utility, not predicated on a restructuring of the market. So there are some differences, but would someone use that example to raise a question, they certainly might.

Question: While the corporation has gone through bankruptcy, the senior management of necessity focusing its attention on those things and not as focused on the employee issues and relationships around the system.

Mike Hanson’s Answer: Before we let them talk, I’ll tell you that your observation is fair and correct. From my perspective, when I talked about bringing stability, one of the things is to put all those issues behind us where we can be out doing the things we really ought to be doing more of which is out supporting folks throughout the system and just spending time helping them in any way that we can. That’s what we should be doing, that’s what I should be doing. By the way, I did get an elk tag this year. Three years it took, but I got one.

Mike Garland’s Answer: Your comment is really pretty interesting because our perception since we were selected and sitting down with Mike and his executives – there’s been a real perception of that. They’ve told us that over and over, it’s been the employees number one, and then we start talking about other stuff. No, I mean going forward that their perspective is the first thing they want to do is pay attention to the employees and get out and do more. They have been distracted in the past. But the employees keep coming up as a very important going forward issue for management. Our reaction to that is it’s the right perception. We believe that this utility business is a local business, that it’s the customer and the best relationships you get with your customer is you folks. I think going forward you’re going to see much more of a positive view towards working with all of the employees, and it’s certainly backed by us. We are very interested in seeing that happen and having a very positive employee morale and view towards the company.

Question: We are going to get a lot of questions from suppliers about the company, the transaction, the credit implications, and the like, so are we going to have a standard response or a standard packet?

Mike Hanson’s Answer: Yes, we’re preparing those now. In fact, there is a letter awaiting my approval to go out to suppliers and other constituent groups talking about it. You’ll be given some communication packages to help you in your conversations with them.

Mike Hanson: Again folks, we appreciate your time this morning and all of the questions were goods ones. We are going to look forward to getting out and working with you. As always, if you do have questions or concerns that come up that weren’t answered, don’t hesitate to get a hold of us. Send an e-mail or contact us and let us know. Thank you very much.